EXHIBIT 10.7

Promissory Note

$[•]	March 9, 2011

FOR VALUE RECEIVED, the undersigned promises to PAY TO THE ORDER OF [•], at [•], or such other place as shall be designated by the holder of this Note in writing, the principal sum of [•] Dollars ($[•]) together with all interest thereon from March 9, 2011, at the rate of two percent (2%) per annum until maturity, all payable in lawful money of the United States of America, as follows:

Commencing on April 9, 2011, and on the ninth (9th) day of each successive month through March 9, 2014, monthly payments of interest and principal, in the amount of $[•], shall be due and payable; provided, however, that if the maker hereof timely makes all payments due under the Notes (as hereinafter defined) other than the last monthly payment due under each of said Notes, then the last monthly payment due under this Note shall be waived.  For purposes hereof, the term “Notes” shall mean and include this Note, and (i) that certain Note of even date herewith in the original principal amount of $[•] from the maker hereof to and in favor of [•], (ii) that certain Note of even date herewith in the original principal amount of $[•] from the maker hereof to and in favor of [•], and (iii) that certain Note of even date herewith in the original principal amount of $[•] from the maker hereof to and in favor of [•].

On March 9, 2014, all remaining principal (together with any accrued interest) shall be due and owing.

This Note shall be prepayable in whole or in part at any time without penalty.

All payments shall apply first to accrued interest, and the remainder, if any, to reduction of principal. If any installment of principal or interest is not paid within fifteen (15) days of receipt of written notice of nonpayment by the maker hereof (and subject to any defenses available to the maker hereof pursuant to that certain Stock Purchase Agreement dated March 9, 2011, the whole indebtedness (including principal and interest) remaining unpaid, shall, at the option of the holder, become immediately due, payable and collectible.  Each maker and endorser hereof agrees, jointly and severally, to pay all costs of collection, including reasonable attorneys’ fees, in case the principal of this Note or any payment on the principal or any interest thereon is not timely paid, whether suit be brought or not.

MAKER: RANDOM SOURCE, INC., a Florida corporation By: /s/ David A. Kriegstein DAVID A. KRIEGSTEIN, President